                                                                      Exhibit 12
              INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)


                                                                        FISCAL YEAR ENDED
                                                 ---------------------------------------------------------------
                                                   March 3,   February 29, February 28, February 28, February 28,
                                                     2001         2000         1999         1998         1997
                                                 -----------  ------------ ----------- ------------ ------------
Earnings (loss) from continuing operations
  before income taxes                               $39,099      $40,351      $12,266      $36,990      $(9,767)

Plus:  Fixed charges (1)                             27,174       25,444       25,719       27,154       28,052
Less:  Capitalized interest                            (542)        (814)        (196)          (8)        (109)
                                                    -------      -------      -------      -------      -------

Earnings available to cover fixed charges           $65,731      $64,981      $37,789      $64,136      $18,176
                                                    =======      =======      =======      =======      =======

Ratio of earnings to fixed charges(2)(3)               2.42         2.55         1.47         2.36          .65
                                                    =======      =======      =======      =======      =======

(1) Fixed charges consist of the following:
                                                                        FISCAL YEAR ENDED
                                                 ---------------------------------------------------------------
                                                   March 3,   February 29, February 28, February 28, February 28,
                                                     2001         2000         1999         1998         1997
                                                 -----------  ----------- ------------ ------------ ------------
       Interest expense, gross                      $18,269      $16,397      $16,519      $17,651      $18,658
       Rentals (interest factor)                      8,905        9,047        9,200        9,503        9,394
                                                    -------      -------      -------      -------      -------

         Total fixed charges                        $27,174      $25,444      $25,719      $27,154      $28,052
                                                    =======      =======      =======      =======      =======
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(2) For the year ended February 28, 1997, earnings were inadequate to cover fixed charges. The deficiency of $9,876 was the result of unusual items.
Exclusive of these unusual items, the ratio of earnings to fixed charges would have been 1.36 for the year ended February 28, 1997.

(3) Exclusive of unusual items, the ratio of earnings to fixed charges would have been 2.29, 2.53 and 2.60, respectively for the years ended March 3, 2001, February 29, 2000 and February 28, 1999.